UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report: September 27, 2012

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 27, 2012, Comstock Holding Companies, Inc. (the “Company”), through its Comstock Eastgate, L.C. subsidiary, (the “Borrower”), a joint venture of the Company and BridgeCom Development I, LLC, entered into a loan agreement (“Loan Agreement”) and related documents with Cardinal Bank (“Lender”) pursuant to which the Borrower secured a Two Million Five Hundred Thousand Dollar ($2,500,000) revolving construction loan (collectively, the “Project Revolver”) to finance the Company’s first phase of a sixty-six condominium unit project known as The Villas at Eastgate located in Chantilly, Virginia (the “Project”). Under the terms of the Loan Agreement, the Project Revolver provides for an initial variable interest rate of Prime plus one half percent (.5%) with an interest rate floor of four and three quarters percent (4.75%). The Loan has a maturity date of twelve (12) months, which shall automatically be extended for a successive twelve (12) month period so long as the Borrower has maintained an annual sales pace of eighteen (18) contracts and twelve (12) settlements of units in the Project within the twelve (12) month period following the closing of the Project Revolver. There is no prepayment penalty associated with the Project Revolver, which is secured by a first deed of trust on the Project and is fully guaranteed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2012

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer